Contact:
Investor or Media Inquiries, T. Wilson Eglin, Chief Executive Officer
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
Thursday, December 20, 2007

LEXINGTON REALTY TRUST ANNOUNCES CLOSING OF
30 ASSETS INTO SPECIALTY CO-INVESTMENT PROGRAM

New York, NY – December 20, 2007– Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, today announced that its co-investment program with Inland American Real Estate Trust, Inc. closed on the acquisition of 30 primarily single-tenant net leased assets from Lexington and its subsidiaries for an aggregate purchase price of $408.5 million, including the assumption of non-recourse first mortgage financing secured by certain of the assets.  The 30 properties contain an aggregate of more than 3.5 million net rentable square feet, and are located in 23 states.

As previously announced, the co-investment program is under contract to acquire up to an additional 23 properties from Lexington and its subsidiaries.  Closing on a majority of the additional properties is expected to occur during the first quarter of 2008.

Selected information about the 30 primarily single tenant net leased assets will be set forth in Lexington’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission prior to December 28, 2007.

The sale of each of the additional 23 assets by Lexington and its subsidiaries and the purchase by the co-investment program is subject to satisfaction of conditions precedent to closing, including obtaining lender consent, obtaining certain consents and waivers, the continuing financial solvency of the tenants and certain other customary conditions.  Accordingly, Lexingtoncannot provide any assurancethat thesales by it and its subsidiaries and theacquisitionby the co-investment program will be completed.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”.  Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in Lexington’s most recent annual report on Form 10-K filed with the SEC on March 1, 2007 (the "Form 10-K") and other periodic reports filed with the SEC, including risks related to: (i) the failure to successfully complete the strategic restructuring plan, (ii) the failure to complete the sale of any of the additional 23 assets to the co-investment program, (iii) the failure to complete the previously announced expected fourth quarter disposition activity, (iv) the failure to obtain board approval of any special distribution related to the estimated taxable gain to shareholders for 2007, (v) the failure to integrate our operations and properties with those of Newkirk Realty Trust, (vi) the failure to continue to qualify as a real estate investment trust, (vii) changes in general business and economic conditions, (viii) competition, (ix) increases in real estate construction costs, (x) changes in interest rates, or (xi) changes in accessibility of debt and equity capital markets. Copies of the Form 10-K and the other periodic reports Lexington files with the SEC are available on Lexington’s website at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.